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                                     EXHIBIT NO. 6.1

                            ASSIGNMENT BETWEEN KRYSTOL CAMERON AND
                 INTEGRATED SYSTEMS INTERNATIONAL, INC. DATED 14TH MARCH 2000
                            FOR ANTI-BOOTLEG AUDIO ENCRYPTION PATENT.


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                                   ASSIGNMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, I,

KRYSTOL CAMERON (referred to as ASSIGNOR), an individual residing in Ossining, New York hereby assign, transfer, and deliver to

Integrated Systems International, Inc., a Nevada corporation having a principal place of business located at 570 Lexington Avenue, 45th floor, New York, NY 10022, its successors and assigns (collectively referred to herein as "ASSIGNEE")

all of my right, title and interest in and to any and all subject matter of the invention(s) disclosed in the application for United States provisional patent Serial No. 60/176,280 titled
             ANTI-BOOTLEG AUDIO ENCRYPTION

filed in the U.S. Patent and Trademark Office on JANUARY 14, 2000, and in and to said application, all continuations, continuations in part and divisions thereof, and the exclusive right to make application for patents, reissues, renewals and extensions thereof, and in and to all patents and all Convention and Treaty rights of all kinds, in the United States of America and all other countries throughout the world, for all such subject matter. I request the applicable official having authority to issue patents or corresponding rights to issue same on the subject matter of said invention(s) to ASSIGNEE and, if called upon by ASSIGNEE or its legal representatives, I agree to promptly sign all documents necessary to secure all such patents and rights and for issuance of same to ASSIGNEE.

I confirm that I have not made any agreement in conflict with this Assignment. I further agree that I will provide information within my knowledge or belief, and do all other relevant things that ASSIGNEE or its legal representatives deem necessary or desirable and request of me in connection with obtaining or maintaining any such patents, or in order to perfect ASSIGNEE's ownership of the right, title and interest conveyed by this Assignment, or in connection with this Assignment, without payment of any further consideration on the understanding, however, that ASSIGNEE will bear all reasonable expenses actually incurred for or in connection with such matters. This Assignment and the obligations assumed by me shall be binding on my heirs and personal representatives.

Date:   March 14, 2000                          /s/ Krystol Cameron
     -----------------                          ----------------------
                                                KRYSTOL CAMERON

STATE OF NEW YORK
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COUNTY OF NEW YORK
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         On this 14th day of March, 2000 KRYSTOL CAMERON personally appeared before me, identified himself/herself to my satisfaction; and signed the foregoing Assignment in my presence.
                                          /s/ Andrew L. Schwab
                                        -------------------------------
                                        Notary Public  ANDREW L. SCHWAB
                                        Notary Public State of New York
                                        No. 025C4755045
                                        Qualified In Queens County
                                        Commission Expires June 30, 2001